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                                                           STATE OF DELAWARE
                                                          SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 07/09/1999
                                                          991281582 - 2282086


              CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF
                     SERIES A PARTICIPATING PREFERRED STOCK

                                       OF

                            THE COLEMAN COMPANY, INC.


             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware


                  We, Bobby G. Jenkins, Executive Vice President and Steven
R. Isko, Vice President and General Counsel, of The Coleman Company, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, pursuant to Section 151(g) thereof and in accordance with the provisions of Section 103 thereof, DO HEREBY
CERTIFY:

                  That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation on July 8, 1999 adopted the following resolution creating a series of 3,000,000 shares of Preferred Stock designated as Series A Participating Preferred Stock:

                  RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

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                  Section 1. DESIGNATION AND AMOUNT. The shares of such
series shall be designated as "Series A Participating Preferred Stock" and the number of shares constituting such series shall be 3,000,000.

                  Section 2.  DIVIDENDS AND DISTRIBUTIONS.

                  (A) The holders of outstanding shares of Series A Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, in preference to any dividends on (i) the Common Stock, par value $0.01 per share, of the Corporation (the "Common Stock") or (ii) any other class of capital stock of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Preferred Stock, cash dividends in an amount per annum per share equal to 7.0% of the price per share paid in connection with the first issuance by the Corporation of shares of Series A Participating Stock (the "Preferred Per Share Issue Price"). Such dividends shall accrue and be payable at the earlier of (i) the time any liquidating distribution is made to the holders of of the Series A Preferred Stock and (ii) the time the shares of Series A Participating Preferred Stock are exchanged or changed pursuant to Section 7 hereof in connection with a transaction referred to therein.

                  (B) In case the Corporation shall at any time or from time to time declare a dividend or other distribution on the Common Stock (other than a dividend payable in shares of Common Stock), the holders of shares of Series A Participating Preferred Stock shall be entitled to receive from the Corporation, with respect to each share of Series A Participating Preferred Stock held, the same dividend or other distribution received by a holder of one (1) share of Common Stock.

                  (C) The Corporation shall declare a dividend or distribution on the Series A Participating Preferred Stock as provided in Paragraph (B) above im-

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mediately after it declares a dividend or distribution on the Common Stock
(other than a dividend payable in shares of Common Stock).

                  (D) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Participating Preferred Stock from the date of issuance by the Corporation of such shares of Series A Participating Preferred Stock. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

                  Section 3. VOTING RIGHTS. The holders of shares of Series A Participating Preferred Stock shall have the following voting rights:

                  (A) Each share of Series A Participating Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Corporation.

                  (B) Except as otherwise provided by law, the holders of shares of Series A Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

                  (C) Except as otherwise required by law, holders of Series A Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for the taking of any corporate action.

                  Section 4.  CERTAIN RESTRICTIONS.

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                  (A) As long as any shares of Series A Participating
Preferred Stock are outstanding, the Corporation shall not issue any shares of Common Stock as a dividend or distribution on or with respect to, or in connection with a subdivision or split of, any outstanding shares of Common Stock unless, at the same time, the Corporation shall issue additional shares of Series A Participating Preferred Stock to the holders of the outstanding shares of Series A Participating Preferred Stock such that the percentage of the total number of outstanding shares of capital stock of the Corporation (both Preferred Stock and Common Stock) represented by the outstanding shares of Series A Participating Preferred Stock is the same after such issuance as it was before such issuance.

                  (B) Whenever quarterly dividends or other dividends or distributions payable on the Series A Participating Preferred Stock as provided in Section 2 hereof are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on the shares of Series A Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                                        (i) declare or pay dividends on, make
          any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of the Corporation's capital stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Preferred Stock;

                                        (ii) declare or pay dividends on or make
          any other distributions on any shares of the Corporation's capital stock ranking PARI PASSU (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Participating Preferred Stock, except dividends paid ratably on the Series A Participating Preferred Stock and all such PARI PASSU stock on which dividends are

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          payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

                                        (iii) redeem or purchase or otherwise
          acquire for consideration shares of any stock ranking PARI PASSU (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such PARI PASSU stock in exchange for shares of any capital stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Participating Preferred Stock.

                   (C) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of capital stock of the Corporation unless the Corporation could, under Paragraph (B) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

                  Section 5. REACQUIRED SHARES. Any shares of Series A Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

                  Section 6. LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of the Corporation's capital stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Preferred Stock unless, prior thereto, the

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holders of shares of Series A Participating Preferred Stock shall have received (a) an amount per share equal to the Preferred Per Share Issue Price plus (b) an amount per share equal to the accrued and unpaid dividends and distributions with respect to such share, whether or not declared, to the date of such payment (collectively, the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference in respect of all outstanding shares of Series A Participating Preferred Stock, holders of shares of Common Stock shall be entitled to receive an amount per share of Common Stock equal to the Preferred Per Share Issue Price. Following payment of the amounts provided for in the immediately preceding sentence in respect of all outstanding shares of Common Stock, holders of shares of Series A Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed, with each outstanding share of Series A Participating Preferred Stock and each share of Common Stock receiving the same amount.

                  Section 7. CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction (other than the merger of a wholly owned Sunbeam subsidiary with and into the Corporation) in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.





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                  IN WITNESS WHEREOF, we have executed and subscribed this
Certificate and do affirm the foregoing as true under the penalties of perjury this 9th day of July, 1999.

                                             /s/ BOBBY G. JENKINS
                                             ----------------------------------
                                             Bobby G. Jenkins
                                             Executive Vice President


Attest:


/s/ STEVEN ISKO
----------------------------------
Steven R. Isko
Vice President and General Counsel










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